Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

May 24, 2013

COW iPath iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN Note Description The iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN is designed to provide investors with exposure to the Dow Jones-UBS Livestock Subindex Total ReturnSM. Index Description The Dow Jones-UBS Livestock Subindex Total ReturnSM (the “Index”) reflects the returns that through an unleveraged investment in the futures contracts on livestock commodities. The Index is currently composed of two livestock commodities contracts (lean hogs and live cattle) which are included in the Dow Jones-UBS Commodity Index Total ReturnSM. Note Details Cumulative Index Return2 Ticker COW Intraday Indicative Value Ticker COW.IV CUSIP 06739H743 ISIN US06739H7439 Primary exchange NYSE Arca Yearly Fee1 0.75% Inception date 10/23/2007 Dow Jones-UBS Livestock Subindex Total ReturnSM Maturity date 10/22/2037 Source: Dow Jones Opco, UBS (based on daily returns 10/07-12/12 since Note inception date). Issuer Barclays Bank PLC 2 Index returns are for illustrative purposes only and do not represent actual Callable ETN No iPath ETN performance. Index management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not Index Details guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Index name Dow Jones-UBS Livestock Subindex Total ReturnSM Composition Futures on livestock Index Composition Number of components 2 Bloomberg Index ticker DJUBLITR Inception date 11/15/2001 Base value and date 100 as of 12/31/1990 Index sponsors Dow Jones Opco, LLC and UBS Securities LLC Source: Dow Jones Opco, UBS, as of 12/31/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3 Barclays

COW Annualized Performance, Standard Deviation And Correlation History 6-month 1-Year 3-Year 5-Year 10-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized Annualized3 Dow Jones-UBS Livestock Subindex Total ReturnSM -1.35 -3.54 0.98 -8.94 -4.37 14.07 1.00 S&P 500® 5.95 16.00 10.87 1.66 7.10 19.04 0.21 MSCI EAFE Index 13.95 17.32 3.56 -3.69 8.21 23.47 0.19 MSCI Emerging Markets IndexSM 13.75 18.22 4.66 -0.92 16.52 29.04 0.25 Barclays U.S. Aggregate Bond Index 1.80 4.21 6.19 5.95 5.18 3.53 -0.07 Dow Jones-UBS Commodity Index Total ReturnSM 2.75 -1.06 0.07 -5.17 4.09 21.95 0.21 Source: BlackRock, Dow Jones Opco, UBS, S&P Dow Jones Indices LLC, MSCI and Barclays, as of 12/31/2012. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 12/07-12/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 4 Correlations based on monthly returns for 12/07-12/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Market and Volatility Risk: The prices of physical commodities, including the and demand disruptions in major producing or consuming regions. including changes in supply and demand relationships, governmental policies and economic events. iP-COW-I1212 Page 2 of 3

COW Top Index Holdings Component Ticker Weight % Sector Live Cattle LC 64.93 Livestock Lean Hogs LH 35.07 Livestock Source: Dow Jones Opco, UBS, as of 12/31/2012. Index composition is subject to change. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, the ETNs are less diversified than other funds. The ETNs can therefore A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs situation. Barclays Bank PLC has filed a registration statement (including a you invest, you should read the prospectus and other documents the issuer and this offering. You may get these documents for free Alternatively, Barclays Bank PLC towill sendarrange you thefor prospectus Barclaysif Capital you you may request aany copy otherdealer from participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones®,” “DJ,” “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM” and “DJ-UBSCISM”, are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC. The ETNs based on the Dow Jones-UBS Livestock Subindex Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0663-0213 Not FDIC Insured - No Bank Guarantee 1-877-764-7284 - May www. Lose ipathetn. com Value Page 3 of 3 iP-COW-I1212